OTCBB: CYOO

CANYON COPPER ANNOUNCES PRIVATE PLACEMENT

VANCOUVER, BC, December 18, 2006 – Canyon Copper Corp. (the “Company”) (OTCBB:CYOO) announced today that effective December 13, 2006, the directors of the Company approved the offering on a private placement basis, of up to 5,000,000 Units at a price of $0.25 US per unit. Each unit will consist of one share of common stock and one share purchase warrant with each warrant entitling the purchaser to acquire an additional share of common stock at a price of $0.30 US per share for a period of one year from closing. The offering will be made on a private placement basis in reliance of exemptions from applicable securities laws. To date no units have been sold under the offering and there is no assurance that any units will be sold.

Proceeds of the private placement will be used for general corporate purposes.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, in the event the negotiated private placement is not completed as contemplated, it may have a significant adverse effect on the liquidity, financial position and assets of the Company, which may affect its ability to complete its business plan.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

CANYON COPPER CORP.

“Bryan Wilson”

BRYAN WILSON, PRESIDENT
Telephone: (604) 331-9326

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365